Exhibit 10.81

         Letter Amendment to Note Agreement dated April 1, 1999, by and between Century Casinos, Inc. and Thomas Graf

April 1, 1999


Mr. Thomas Graf
Liectensteinstrasse 54
A-2344 Maria Enzerdorf
Austria

Dear Thomas:

This letter shall amend the terms of your loan to Century Casinos, Inc. ("Century"), which terms were last amended by agreement of the parties on June 5, 1996 (copy attached). As of March 31, 1999, Century shows a note payable to you in the principal amount of $420,360, plus accrued interest of $63,054. The terms of Century's note payable to you are hereby amended to be as follows:

    Principal payment due T. Graf on 4/1/99:                  $100,000

    Remaining principal amount of note (including
      all previously accrued interest through 3/31/99)
      after 4/1/99 principal payment:                         $380,000

    Term of note:                                             5 years (matures 4/1/04)
    Interest from 4/1/99 forward:                             6% per annum
                                                              Payable quarterly in advance

    Unpaid principal may be called, in whole or in part, by T. Graf, in writing to the Company, on any anniversary date beginning 4/1/00, with payment to be made by Company nine (9) months thereafter (e.g. if call made on 4/1/00, principal payment is due and payable 1/1/01).

The foregoing terms and provisions supersede all previous terms and provisions of Century's note payable to you. If these revised terms and provisions are acceptable to you, please acknowledge by signing below and returning a copy to me at your earliest convenience.


Sincerely,

for Century Casinos, Inc.          Accepted and agreed to as of April 1,1999

/s/ Brad Dobski                    /s/ Thomas Graf
----------------------             ------------------------
Brad Dobski                        Thomas Graf
Vice President - Finance and
    Chief Accounting Officer